                                                                   Exhibit 10.41

               CONSULTING AND NON-COMPETITION AGREEMENT

               This CONSULTING AND NON-COMPETITION AGREEMENT (this "Agreement"), is made as of the 3rd day of July, 1996, between Celadon Group, Inc., a Delaware corporation (the "Company"), on the one hand, and Leonard R. Bennett (the "Consultant"), on the other hand.

               W I T N E S S E T H:

               WHEREAS, prior to the date hereof the Consultant has served as a member of the Board of Directors, the President, the Chief Operating Officer and an employee of the Company and as such has provided services to the Company that were both critical and integral to its operations; and

               WHEREAS, concurrently with the execution and delivery of this Agreement, the Consultant is resigning from his positions as a director, officer and employee of the Company; and

               WHEREAS, the Company desires to formally engage the Consultant as a consultant and adviser in connection with the Company's business operations, and the Consultant desires to accept such engagement, upon the terms and subject to the conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

               SECTION 1. Engagement. The Company hereby engages the Consultant as a consultant and adviser in connection with the Company's business operations, and the Consultant hereby accepts such engagement, upon the terms and subject to the conditions hereinafter set forth.

               SECTION 2. Term. The services of the Consultant hereunder shall commence as of the date hereof and, unless sooner terminated in the manner as hereinafter provided, shall continue thereafter until the third anniversary of the date hereof.

               SECTION 3. Duties of the Consultant. During the term of his engagement hereunder, the Consultant shall (a) perform such duties and serve the Company to the best of his ability at such time and place and shall devote such working time and attention to his engagement hereunder as the Consultant and the Company shall mutually and reasonably deem necessary; provided, however, that in no event shall the Consultant be required to travel to locations other than Indianapolis, Indiana or New York, New York in connection with his obligations hereunder, and (b) perform such duties and services as may reasonably be required of him by the Board of Directors of the Company in connection with the Company's business operations, it being understood by the parties hereto that the Consultant shall not be required to devote more than three full business days per month during the term hereof to the performance of his obligations hereunder. The Consultant shall travel to the locations referenced in this
Section 3 in connection with the performance of his obligations hereunder, at the request and expense of the Company, provided the Company notifies the Consultant of the need therefor at least five business days in advance of any such scheduled travel date.

               SECTION 4. Compensation and Set-Off Rights. (a) As of the date hereof and during the term of his engagement hereunder, the Company shall pay to the Consultant as compensation for the Consultant's services hereunder and


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for the Consultant's agreements under Section 9 hereof, a fee of $250,000 per year, payable bi-weekly or at such other intervals as may be agreed to in writing by the Consultant and the Company.

                      (b) In addition to the fee referred to in Section 4(a) hereof, the Company shall pay to the Consultant as an additional fee for his services hereunder an amount equal to and payable concurrently with the bonus, if any, paid to Stephen Russell, the Chairman of the Board of Directors and Chief Executive Officer of the Company, for the Company's 1996 fiscal year.

                      (c) The Company may set-off and otherwise apply payments due pursuant to Section 4(a) and (b) hereof against monies which are past due and owing, following the expiration of all applicable notice and cure periods, from the Consultant to the Company or its subsidiaries pursuant to the terms of that certain Agreement, dated as of even date herewith, between Celadon Logistics Inc., a Delaware corporation, and the Consultant (a "Set-off Payment"). In the event that a court having proper jurisdiction determines that a Set-off Payment was not due and owing in whole or in part to the Company or the applicable subsidiary, the Company shall promptly reimburse such amount to the Consultant, with interest thereon at a rate of 12% per annum based on the number of days elapsed from and including the date of such Set-off Payment through and including the date of the reimbursement payment.

               SECTION 5. Benefits; Stock Options and Expenses. (a) Except as otherwise provided in Section 6 hereof, until the earliest of (x) a termination of the Consultant's engagement hereunder by the Company for "cause" pursuant to
Section 8(a) hereof, if any, (y) a voluntary termination of the Consultant's engagement hereunder by the Consultant (excluding a termination as a result of his death or permanent disability), or (z) the third anniversary of the date hereof, the Company shall where applicable pay for and shall otherwise provide or cause to be provided to the Consultant the following benefits:

                      (i) A non-accountable benefits allowance in the amount of $1,533 per month, to be paid simultaneously with the delivery of the first bi-weekly check of each month pursuant to Section 4(a) hereof.

                      (ii) Continuation of premium payments on the disability insurance policy listed on Exhibit A hereto which was maintained by the Company with respect to the Consultant immediately prior to the date hereof.

                      (iii) Continuation of premium payments, in the manner of payment set forth on Exhibit A hereto, on the life insurance policies listed on Exhibit A hereto which were maintained by the Company with respect to the Consultant immediately prior to the date hereof.

               (b) The Company hereby represents and warrants to the Consultant that attached hereto as Exhibit B is a list of all stock options relating to the Company's capital stock granted to the Consultant prior to the date hereof (collectively, the "Stock Options"). Notwithstanding anything to the contrary contained in any stock option plan or agreement relating to the Stock Options (collectively, the "Option Documents"), the Company shall cause all such Stock Options to be exercisable by the Consultant until the earlier of (x) a termination of the Consultant's engagement hereunder by the Company for "cause" pursuant to Section 8(a) hereof, if any, or (y) the third anniversary of the date hereof, in each case in accordance with the terms of the applicable Option Documents, except that the expiration of this Agreement on the third anniversary of the date hereof shall be deemed a termination of the Consultant's employment with the Company for purposes of the Option Documents. The Company shall indemnify and hold the Consultant, his heirs, executors, administrators, personal representatives, successors and assigns harmless from


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and against any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) resulting from any breach by the Company of its representations, warranties or obligations pursuant to this
Section 5(b).

               (c) The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant with the prior approval of the Company in connection with the performance of the Consultant's obligations hereunder, promptly following the Consultant's submission to the Company of invoices therefor, except that such prior approval shall not be required for reimbursement of all reasonable travel expenses incurred by the Consultant where the Company has required such travel of the Consultant in accordance with the terms hereof.

               (d) Unless this Agreement is terminated upon the death of the Consultant, until the earliest of (x) a termination of the Consultant's engagement hereunder by the Company for "cause" pursuant to Section 8(a) hereof, if any, (y) a voluntary termination of the Consultant's engagement hereunder by the Consultant (excluding a termination as a result of his death or permanent disability), or (z) the third anniversary of the date hereof, the Consultant shall pay to the Company the then cash value of both of the "split whole life" insurance policies listed on Exhibit A hereto and the Company shall execute and deliver and take any and all actions necessary to have the Company removed as a collateral beneficiary under each of the insurance policies listed on Exhibit A hereto.

               SECTION 6. Death or Permanent Disability. In the event of the death or permanent disability (as defined below) of the Consultant during the term of his engagement hereunder, this Agreement shall thereupon automatically terminate and except as otherwise provided in Section 5(b) hereof, the parties shall have no further obligations hereunder. For purposes of this Section 6, "permanent disability" shall mean any physical or mental disability or incapacity, as reasonably determined in good faith by a physician, mutually acceptable to the Company and the Consultant or his personal representatives, which permanently renders the Consultant incapable of performing the services required of him pursuant to the terms hereof. If the parties are unable to promptly select a mutually acceptable physician, either party may request that a physician be selected for purposes of this Section 6, by the American Arbitration Association. The Company shall pay all fees and other costs, including the fees, if any, of the American Arbitration Association, of any medical examinations required for purposes of this Section 6.

               SECTION 7. Releases. (a) The Consultant, on behalf of himself and anyone claiming through him including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or the officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the "Released Parties"), with respect to any and all known or unknown claims which the Consultant now has, has ever had, or may in the future have, against any of the Released Parties for or related in anyway to anything occurring from the beginning of time up to and including the date hereof, including without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Consultant's employment by the Company or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Consultant and the Company or any program or arrangement of the Company or any claims that could have been asserted by the Consultant or on



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his behalf against any of the Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act or the Age Discrimination in Employment Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 7 (a) shall apply to, or release the Company from, any obligations (i) contained in this Agreement, (ii) contained in the Stock Purchase Agreement, dated of even date herewith, between the Consultant and Celadon Logistics Inc., a Delaware corporation, and the agreements, documents and instruments contemplated thereby, (iii) contained in the Amendment to Country Club Membership Agreement, dated of even date herewith (the "Amendment to Country Club Membership Agreement"), among the Company, the Consultant and Stephen Russell, or (iv) to indemnify the Consultant with respect to matters occurring prior to the date hereof pursuant to the Company's Certificate of Incorporation or Bylaws or insurance policies maintained by the Company with respect thereto. The Consultant expressly represents and warrants that he has not transferred or assigned any rights or causes of action of the nature referred to in this Section 7(a) that he might have against any of the Released Parties.

               (b) The Company, on behalf of itself and anyone claiming through it including, but not limited to, its officers, directors, agents, attorneys, representatives, heirs, successors and assigns, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Consultant, his family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the "Consultant Released Parties"), with respect to any and all known or unknown claims which the Company now has, has ever had, or may in the future have, against any of the Consultant Released Parties for or related in anyway to anything occurring from the beginning of time up to and including the date hereof, including without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Consultant's employment by or directorship with or offices held with the Company, including, but not limited to, any and all claims for payments by the Consultant under any agreement between the Consultant and the Company or any claims that could have been asserted by the Company or on its behalf against any of the Consultant Released Parties in any federal, state or local court, commission, department or agency under any federal, state or local law, regulation or ordinance; provided, however, that nothing contained in this Section 7(b) shall apply to, or release the Consultant from, any obligations (i) contained in this Agreement, (ii) contained in the Agreement, dated of even date herewith between the Consultant and Celadon Logistics Inc., a Delaware corporation, and the agreements, documents and instruments contemplated thereby, (iii) contained in the Amendment to Country Club Membership Agreement, or (iv) based on acts of fraud or violations of law committed by the Consultant. The Company expressly represents and warrants that it has not transferred or assigned any rights or causes of action of the nature referred to in this Section 7(b) that it might have against any of the Consultant Released Parties.

               SECTION 8. Termination. (a) The Consultant's engagement hereunder may be terminated by the Company at any time if the Consultant shall commit any of the following acts (such termination being for "cause"):

                      (i) The Board of Directors of the Company shall have reasonably determined in good faith that the Consultant has committed an act of fraud, theft or dishonesty against the Company; or



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                      (ii) The Consultant shall be convicted of (or plead nolo
contendere to) any felony.

In the event the Company elects to terminate the engagement of the Consultant for "cause" pursuant to this Section 8(a), the Board of Directors of the Company shall send written notice to the Consultant terminating such engagement and describing the basis for such termination; and thereupon the Company shall have no further obligations under this Agreement to the Consultant, and the Consultant shall have the obligations set forth in Section 9 hereof.

               (b) Except as otherwise expressly provided in Section 6 or
Section 8(a) hereof, in the event the Company terminates the Consultant's engagement hereunder for any other reason, the Company shall be obligated to promptly pay in a lump sum payment to the Consultant the full amount of the remaining payments pursuant to Sections 4(a) and (b) hereof and the Consultant shall be entitled to receive all of the rights, payments and benefits provided for in Section 5 hereof until the third anniversary of the date hereof.

               SECTION 9. Non-Competition Covenants and Confidentiality. (a) Provided that the Company is not in default to the Consultant with respect to the Company's obligations under this Agreement (which default remains uncured for ten days after notice thereof from the Consultant to the Company), the Consultant shall not, directly or indirectly, do any of the following:

                      (i) own, manage, operate, control, or participate in the ownership, management, operation or control of or be employed or engaged by or otherwise affiliated or associated in any manner with, any other corporation, partnership, proprietorship, firm, association, or other business entity which is principally engaged in the business of providing full truckload trucking services (w) within any of the United States, Canada or Mexico, (x) between the United States and Mexico, (y) between the United States and Canada, or (z) between Canada and Mexico (a "Competing Business"); provided, however, that the Consultant's ownership of not more than five percent (5%) of the outstanding stock of a company engaged in a Competing Business, if such stock is listed on a national securities exchange, reported on The Nasdaq Stock Market or regularly traded in the over-the-counter market, shall not be deemed violative of this
Section 9(a)(i); or

                      (ii) except for members of the Consultant's family, Ramiro Leal and Sandra Hall, hire any person who is an employee of the Company or its subsidiaries (other than persons who are employees of Celsur Inc. or its subsidiaries) on the date hereof, unless such person's employment is terminated by the Company or the applicable subsidiary and a period of six months has passed following the date of such termination; or

                      (iii) disclose, divulge, discuss, copy or otherwise use or suffer to be used, in any manner in competition with or contrary to the interests of the Company, the customer lists, marketing methods, research or data or other trade secrets or other proprietary information of the Company, it being acknowledged by the Consultant that all such information regarding the business of the Company, compiled or obtained by, or furnished to, the Consultant while the Consultant shall have been engaged hereunder or associated with the Company is confidential information and the exclusive property of the Company; provided, however, that this Section 9(a)(iii) shall not apply to the disclosure by the Consultant of confidential information (A) in the course of carrying out his duties under this Agreement, (B) when required to do so by a court of law or any governmental or administrative agency having jurisdiction over the business of the Company; provided in such event, the Consultant shall immediately notify the Company of the existence, terms and circumstances surrounding such disclosure so that the Company may



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seek an appropriate protective order prior to the disclosure of such information, or (C) information which is in the public domain other than through disclosure by the Consultant.

               (b) Except as otherwise provided in Section 9(a) hereof, the provisions of Sections 9(a)(i) and 9(a)(ii) hereof shall be operative until the third anniversary of the date of this Agreement. All other obligations created by the terms of this Section 9 are of a continuing nature and shall remain in full force and effect during and beyond the Consultant's period of engagement by and association with the Company.

               (c) The Consultant expressly agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Consultant's violation of any legally enforceable provision of this
Section 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Except as provided in the immediately following sentence, nothing contained in this
Section 9 shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of this Section 9 by the Consultant. Any covenant on the Consultant's part contained hereinabove which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages, if such breach remains uncured for 30 days after notice thereof in reasonable detail from the Company to the Consultant.

               (d) Nothing contained herein shall prevent the Consultant from being employed by, rendering services to or owning, managing or otherwise being affiliated with other entities; provided such other entities are not engaged in a Competing Business.

               SECTION 10. Relationship of the Parties. In performing his services hereunder, the Consultant shall be an independent contractor and, as between the Company and the Consultant, the Company shall not be responsible for withholding, collection or payment of income taxes or for other taxes of any nature on behalf of the Consultant. Nothing contained herein shall make the Consultant the agent or employee of the Company or provide the Consultant with the power or authorization to bind the Company to any contract, agreement or arrangement with an individual or entity except with the prior written approval of the Chairman of the Board of Directors and Chief Executive Officer of the Company.

               SECTION 11. Termination of Employment Contract. The parties hereto hereby agree that the Employment Contract, dated as of January 21, 1994 between the Company and the Consultant shall be terminated and the terms and provisions thereof shall be null and void and of no further force and effect effective as of the date hereof.

               SECTION 12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight courier service addressed as follows:

                      If to the Company, to:

                      Celadon Group, Inc.
                      888 Seventh Avenue
                      Suite 402
                      New York, New York  10106
                      Attention:  Stephen Russell



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                      With a copy to:

                      Proskauer Rose Goetz & Mendelsohn L.L.P.
                      1585 Broadway
                      New York, New York  10036-8299
                      Attention:  Arnold Jacobs, Esq.

                      If to the Consultant, to:

                      Leonard R. Bennett
                      2526 N.W. 59th Street
                      Boca Raton, Florida  33496

                      With a copy to:

                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      399 Park Avenue
                      New York, New York  10022
                      Attention:  Robert G. Koen, Esq.

                      or to such other person or address as any party shall specify by notice in writing to the other parties hereto.

               SECTION 13. Assignability, Binding Effect and Survival. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights and obligations of the Consultant under this Agreement shall inure to the benefit of and be binding upon the Consultant and his heirs, personal representatives and estate. The provisions of Section 9 hereof shall survive termination of this Agreement and, to the extent appropriate to the intention of the parties and the subject matter of this Agreement, other rights and obligations of the parties may survive the termination of this Agreement.

               SECTION 14. Complete Understanding; Amendment. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by any party hereto of any breach hereunder by another party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

               SECTION 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof.

               SECTION 16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               SECTION 17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.



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               SECTION 18. Legal Fees and Expenses. The parties hereto shall each pay all costs, fees and expenses incurred by it or him in connection with the negotiation and preparation of this Agreement, including, without limitation, the fees and expenses of its or his own advisors and counsel.

               SECTION 19. Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by the other party, do, execute, acknowledge and deliver any and all such other further acts, transfers and any instruments of further assurances, approvals and consents as are necessary or proper in order to accomplish and complete the transactions contemplated hereby.

               SECTION 20. Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

               IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                                   CELADON GROUP, INC.

                                                   By: /s/ Stephen Russell
                                                   Name: Stephen Russell
                                                   Title: Chairman

                                                   /s/ Leonard R. Bennett
                                                   Leonard R. Bennett



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                                                                       EXHIBIT A

                                    BENEFITS


Disability Insurance Policy:

Policy Number                Insurer               Policy Amount
31050-69733                  Provident             $17,000/month

Life Insurance Policies:

Policy     Insurer              Policy          Policy         Manner of
Number                          Amount          Type           Payment

7214173    Mass Mutual          $1,500,000      Split whole    Borrowing
                                                life           against cash
                                                               value

7394226    Mass Mutual          $1,000,000      Split whole    Borrowing
                                                life           against cash
                                                               value

79774583   Prudential          $2,000,000       Term           Cash premium
                                                               payments



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                                                                       EXHIBIT B

                                  STOCK OPTIONS

Number of Shares                                             Exercise Price

25,000                                                           $20.00

25,000                                                           $13.625

20,000                                                           $10.00


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